Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Organogenesis Holdings Inc. of our report dated March 23, 2018, relating to the consolidated financial statements of Organogenesis Inc. appearing in the Current Report on Form 8-K of Organogenesis Holdings Inc. dated December 11, 2018.

/s/ RSM US LLP

Boston, Massachusetts

February 11, 2019